Exhibit 99.1
OneSpan Reports Third Quarter 2023 Financial Results

Third Quarter Financial Results
•Third quarter revenue grew 3% year-over-year to $58.8 million
•Third quarter subscription revenue grew 18% year-over-year to $26.2 million
•Annual Recurring Revenue (ARR) grew 10% year-over-year to $149.8 million1
•Net Retention Rate (NRR) of 108%2
BOSTON, November 8, 2023 – OneSpan Inc. (Nasdaq: OSPN), the digital agreements security company, today reported financial results for the third quarter ended September 30, 2023.

“I am pleased by the operational rigor we demonstrated in the third quarter as we executed on several actions related to our business model change, including the formal creation of two business units, and an increase in cost reduction initiatives which resulted in improved profitability,” stated OneSpan CEO, Matt Moynahan. “We plan to continue driving operational excellence while executing on additional cost reduction initiatives in Q4 and subsequent quarters. We also plan to announce in the next week a modified ‘Dutch auction’ tender offer to repurchase approximately $20 million of our common stock. I believe the operational changes we are making to right-size our cost structure and focus on efficient growth, combined with a return of capital to shareholders, will help enable OneSpan to achieve our commitment of creating and returning value to our shareholders.”

Key Financial Results
Third Quarter 2023 Financial Highlights
•Total revenue was $58.8 million, an increase of 3% compared to $57.1 million for the same quarter of 2022. Digital Agreements revenue was $13.0 million, an increase of 7% year-over-year. Security Solutions revenue was $45.8 million, an increase of 2% year-over-year.
•ARR increased 10% year-over-year to $149.8 million.
•Gross profit was $40.7 million, or 69% gross margin, compared to $38.4 million, or 67% in the same period last year.
•Operating loss was $4.8 million, compared to operating loss of $5.6 million in the same period last year.
•Net loss was $4.1 million, or $(0.10) per diluted share compared to net loss of $7.2 million, or $(0.18) per diluted share in the same period last year. Non-GAAP net income was $3.6 million, or $0.09 per diluted share, compared to net income of $1.3 million, or $0.03 per diluted share, in the same period last year.3
•Adjusted EBITDA was $6.3 million compared to $4.5 million in the same period last year.3
•Cash, cash equivalents and short-term investments were $68.5 million at September 30, 2023 compared to $98.5 million at December 31, 2022 and $93.6 million at September 30, 2022.

Dutch Auction Tender Offer

As previously noted, OneSpan intends to announce in the next week a modified “Dutch auction” tender offer for approximately $20 million of OneSpan common stock at a specified price range that is yet to be determined. The tender offer will be part of OneSpan’s share repurchase program announced in May 2022.

Financial Outlook
For the full year 2023, OneSpan expects:
•Revenue to be in the range of $228 million to $232 million, as compared to our previous guidance range of $226 million to $232 million

•ARR to be in the range of $148 million to $152 million.
•Adjusted EBITDA to be in the range of $2 million to $4 million, as compared to our previous guidance range of $0 million to $3 million3

For the Full Year 2024, OneSpan is targeting:
•Revenue growth in the low to mid-single digits
•Adjusted EBITDA margin to be in the range of 20% to 23%3

Conference Call Details
In conjunction with this announcement, OneSpan Inc. will host a conference call today, November 8, 2023, at 4:30 p.m. ET. During the conference call, Mr. Matthew Moynahan, CEO, and Mr. Jorge Martell, CFO, will discuss OneSpan’s results for the third quarter 2023.

For investors and analysts accessing the conference call by phone, please refer to the press release dated October 10, 2023, announcing the date of OneSpan’s third quarter 2023 earnings release. It can be found on the OneSpan investor relations website at investors.onespan.com.
The conference call is also available in listen-only mode at investors.onespan.com. Shortly after the conclusion of the call, a replay of the webcast will be available on the same website for approximately one year.
____________________________________________

1ARR is calculated as the approximate annualized value of our customer recurring contracts as of the measurement date. These include subscription, term-based license, and maintenance and support contracts and exclude one-time fees. To the extent that we are negotiating a renewal with a customer within 90 days after the expiration of a recurring contract, we continue to include that revenue in ARR if we are actively in discussion with the customer for a new recurring contract or renewal and the customer has not notified us of an intention to not renew. See our Quarterly Report on Form 10-Q for the quarter ended September 30, 2023 for additional information describing how we define ARR, including how ARR differs from GAAP revenue.
2NRR is defined as the approximate year-over-year growth in ARR from the same set of customers at the end of the prior year period.
3An explanation of the use of Non-GAAP financial measures is included below under the heading “Non-GAAP Financial Measures.” A reconciliation of each Non-GAAP financial measure to the most directly comparable GAAP financial measure has also been provided in the tables below. We are not providing a reconciliation of Adjusted EBITDA guidance to GAAP net income, the most directly comparable GAAP measure, because we are unable to predict certain items included in GAAP net income without unreasonable efforts.

About OneSpan
OneSpan helps organizations accelerate digital transformations by enabling secure, compliant, and refreshingly easy customer agreements and transaction experiences. Organizations requiring high assurance security, including the integrity of end-users and the fidelity of transaction records behind every agreement, choose OneSpan to simplify and secure business processes with their partners and customers. Trusted by global blue-chip enterprises, including more than 60% of the world’s largest 100 banks, OneSpan processes millions of digital agreements and billions of transactions in 100+ countries annually.
For more information, go to www.onespan.com. You can also follow @OneSpan on Twitter or visit us on LinkedIn and Facebook.
Forward-Looking Statements

This Press Release contains forward-looking statements within the meaning of applicable U.S. securities laws, including statements regarding our plan to continue driving operational excellence while executing on additional cost reduction initiatives in the fourth quarter of 2023 and subsequent quarters; our plan to announce and conduct a modified “Dutch auction” tender offer to repurchase approximately $20 million of our common stock; the outcomes we expect from the operational changes we are taking to right-size our cost structure, focus on efficient growth, and return capital to shareholders; the ability of these operational changes to enable us to accelerate adjusted EBITDA growth, allow us to return capital to stockholders, and create and return value to our shareholders over the long term; estimates concerning the timing and amount of savings, adjusted EBITDA margin and/or restructuring charges that may result from our cost reduction initiatives; our 2023 financial guidance and our financial expectations for 2024; and our general expectations regarding our operational or financial performance in the future. Forward-looking statements may be identified by words such as "seek", "believe", "plan", "estimate", "anticipate", “expect", "intend", "continue", "outlook", "may", "will", "should", "could", “confident”, or "might", and other similar expressions. These forward-looking statements involve risks and uncertainties, as well as assumptions that, if they do not fully materialize or prove incorrect, could cause our results to differ materially from those expressed or implied by such forward-looking statements. Important factors that could materially affect our business and financial results include, but are not limited to: our ability to execute our strategic transformation plan or our cost reduction initiatives in the expected timeframes and to achieve the outcomes we expect from them; unintended costs and consequences of our restructuring plan and our cost reduction actions, including higher than anticipated restructuring charges, disruption to our operations, litigation or regulatory actions, reduced employee morale, attrition of valued employees, adverse effects on our reputation as an employer, loss of institutional know-how, slower customer service response times, and reduced ability to complete or undertake new product development projects and other business, product, technical, compliance or risk mitigation initiatives; our ability to attract new customers and retain and expand sales to existing customers; our ability to effectively develop and expand our sales and marketing capabilities; our ability to hire, train, and retain sales and other employees necessary to implement our strategic transformation plan; our ability to successfully develop and market new product offerings and product enhancements; the loss of one or more large customers; difficulties enhancing and maintaining our brand recognition; competition; lengthy sales cycles; departures of senior management or other key employees; changes in customer requirements; interruptions or delays in the performance of our products and solutions; real or perceived malfunctions or errors in our products; the potential effects of technological changes; economic recession, inflation, and political instability; our ability to effectively manage third party partnerships, acquisitions, divestitures, alliances, or joint ventures; security breaches or cyber-attacks; claims that we have infringed the intellectual property rights of others; litigation or regulatory actions; price competitive bidding; changing laws, government regulations or policies; pressures on price levels; component shortages; delays and disruption in global transportation and supply chains; reliance on third parties for certain products and data center services; impairment of goodwill or amortizable intangible assets causing a significant charge to earnings; actions of activist stockholders; and exposure to increased economic and operational uncertainties from operating a global business, as well as other factors described in the “Risk Factors” section of our most recent Annual Report on Form 10-K, as updated by the “Risk Factors” section of our Quarterly Report on Form 10-Q for the quarters ended June 30 and September 30, 2023. Our filings with the Securities and Exchange Commission and other important information can be found in the Investor Relations section of our website at investors.onespan.com. We do not have any intent, and disclaim any obligation, to update the forward-looking information to reflect events that occur, circumstances that exist or changes in our expectations after the date of this press release, except as required by law.

Unless otherwise noted, references in this press release to “OneSpan”, “Company”, “we”, “our”, and “us” refer to OneSpan Inc. and its subsidiaries.

OneSpan Inc.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Revenue
Product and license	$31,732	$31,280	$95,461	$89,496
Services and other	27,106	25,867	76,717	72,888
Total revenue	58,838	57,147	172,178	162,384

Cost of goods sold
Product and license	11,004	12,646	36,330	32,672
Services and other	7,165	6,070	21,599	19,097
Total cost of goods sold	18,169	18,716	57,929	51,769

Gross profit	40,669	38,431	114,249	110,615

Operating costs
Sales and marketing	16,664	15,265	56,388	45,193
Research and development	10,133	9,541	29,686	33,596
General and administrative	11,559	11,813	44,038	39,549
Restructuring and other related charges	6,524	6,481	13,076	11,828
Amortization of intangible assets	583	956	1,749	3,555
Total operating costs	45,463	44,056	144,937	133,721

Operating loss	(4,794)	(5,625)	(30,688)	(23,106)

Interest income, net	587	179	1,675	197
Other income (expense), net	353	(1,155)	342	13,817

Loss before income taxes	(3,854)	(6,601)	(28,671)	(9,092)
Provision for income taxes	279	600	1,569	2,245

Net loss	$(4,133)	$(7,201)	$(30,240)	$(11,337)

Net loss per share
Basic	$(0.10)	$(0.18)	$(0.75)	$(0.28)
Diluted	$(0.10)	$(0.18)	$(0.75)	$(0.28)

Weighted average common shares outstanding
Basic	40,454	39,723	40,529	39,801
Diluted	40,454	39,723	40,529	39,801

OneSpan Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except par value)
(Unaudited)

	September 30,	December 31,
	2023	2022
ASSETS
Current assets
Cash and cash equivalents	$68,496	$96,167
Restricted cash	788	1,208
Short-term investments	—	2,328
Accounts receivable, net of allowances	38,667	65,132
Inventories, net	15,456	12,054
Prepaid expenses	7,319	6,222
Contract assets	4,960	4,520
Other current assets	10,377	10,757
Total current assets	146,063	198,387
Property and equipment, net	16,518	12,681
Operating lease right-of-use assets	4,377	8,022
Goodwill	91,369	90,514
Intangible assets, net of accumulated amortization	11,912	12,482
Deferred income taxes	1,843	1,901
Other assets	10,611	11,095
Total assets	$282,693	$335,082
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$16,538	$17,357
Deferred revenue	50,760	64,637
Accrued wages and payroll taxes	13,420	18,345
Short-term income taxes payable	2,184	2,438
Other accrued expenses	8,123	7,664
Deferred compensation	306	373
Total current liabilities	91,331	110,814
Long-term deferred revenue	4,569	6,269
Long-term lease liabilities	5,294	8,442
Long-term income taxes payable	—	2,565
Deferred income taxes	1,218	1,197
Other long-term liabilities	2,963	2,484
Total liabilities	105,375	131,771
Stockholders' equity
Preferred stock: 500 shares authorized, none issued and outstanding at September 30, 2023 and December 31, 2022	—	—
Common stock: $0.001 par value per share, 75,000 shares authorized; 41,159 and 40,764 shares issued; 39,816 and 39,726 shares outstanding at September 30, 2023 and December 31, 2022, respectively	40	40
Additional paid-in capital	115,162	107,305
Treasury stock, at cost, 1,343 and 1,038 shares outstanding at September 30, 2023 and December 31, 2022, respectively	(21,749)	(18,222)
Retained earnings	98,498	128,738
Accumulated other comprehensive loss	(14,633)	(14,550)
Total stockholders' equity	177,318	203,311
Total liabilities and stockholders' equity	$282,693	$335,082

OneSpan Inc.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Nine Months Ended September 30,
	2023	2022
Cash flows from operating activities:
Net loss	$(30,240)	$(11,337)
Adjustments to reconcile net loss from operations to net cash used in operations:
Depreciation and amortization of intangible assets	4,524	5,691
Loss on disposal of asset	72	—
Impairment of intangible assets	—	3,828
Impairments of property and equipment, net	2,640	—
Impairments of inventories, net	1,568	—
Gain on sale of equity-method investment	—	(14,810)
Deferred tax benefit	44	683
Stock-based compensation	10,192	5,497
Changes in operating assets and liabilities:
Accounts receivable and allowance for doubtful accounts	26,396	10,437
Inventories, net	(5,277)	(540)
Contract assets	(542)	(232)
Accounts payable	(834)	2,236
Income taxes payable	(2,826)	(1,450)
Accrued expenses	(4,620)	(1,342)
Deferred compensation	(67)	(532)
Deferred revenue	(15,425)	(10,838)
Other assets and liabilities	557	(970)
Net cash used in operating activities	(13,838)	(13,679)

Cash flows from investing activities:
Purchase of short-term investments	—	(15,812)
Maturities of short-term investments	2,330	39,050
Additions to property and equipment	(9,035)	(2,547)
Cash paid for acquisition of business	(1,800)	—
Additions to intangible assets	(31)	(17)
Sale of equity-method investment	—	18,874
Net cash (used in) provided by investing activities	(8,536)	39,548

Cash flows from financing activities:
Tax payments for restricted stock issuances	(2,335)	(1,078)
Repurchase of common stock	(3,527)	(5,721)
Net cash used in financing activities	(5,862)	(6,799)

Effect of exchange rate changes on cash	145	(616)

Net (decrease) increase in cash	(28,091)	18,454
Cash, cash equivalents, and restricted cash, beginning of period	97,375	64,228
Cash, cash equivalents, and restricted cash, end of period	$69,284	$82,682

Business Transformation
We are currently in the midst of a business transformation. In May 2022, we announced a three-year strategic transformation plan that began on January 1, 2023. In conjunction with the strategic transformation plan and to enable a more efficient capital deployment model, effective with the quarter ended June 30, 2022, we began reporting under the following two lines of business, which are our reportable operating segments: Digital Agreements and Security Solutions.

•Digital Agreements. Digital Agreements consists of solutions that enable our clients to secure and automate business processes associated with their digital agreement and customer transaction lifecycles that require consent, non-repudiation and compliance. These solutions, which are largely cloud-based, include OneSpan Sign e-signature and OneSpan Notary. This segment also includes costs attributable to our transaction cloud platform.
•Security Solutions. Security Solutions consists of our broad portfolio of software products, software development kits (SDKs) and Digipass authenticator devices that are used to build applications designed to defend against attacks on digital transactions across online environments, devices, and applications. The software products and SDKs included in the Security Solutions segment are largely on-premises software products and include identity verification, multi-factor authentication and transaction signing solutions, such as mobile application security and mobile software tokens.

Segment operating income consists of the revenues generated by a segment, less the direct costs of revenue, sales and marketing, research and development expenses, amortization expense, and restructuring and other related charges that are incurred directly by a segment. Unallocated corporate costs include costs related to administrative functions that are performed in a centralized manner that are not attributable to a particular segment.

Prior to 2023, the Company allocated certain cost of goods sold and operating expenses to its two reportable operating segments using a direct cost allocation and an allocation based on revenue split between the segments. During the three months ended March 31, 2023, and as a result of the ongoing strategic transformation, the Company refined its allocation methodology to better align internal and external costs more directly to where the employee efforts are being spent on each segment moving forward. As a result of this change, there was an increase in cost of goods sold and operating expenses being allocated to the Digital Agreements segment, which better aligns with the investments the Company is making to grow that segment as compared to its Security Solutions segment.

Effective with the three months ended September 30, 2022, the Company began allocating amortization of intangible assets expense to operating income (loss) for each of its reportable operating segments in order to better align the expense with the operations of each segment.

Segment and consolidated operating results (unaudited):

	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands, except percentages)	2023	2022	2023	2022
Digital Agreements
Revenue	$13,012	$12,200	$36,426	$35,955
Gross profit	$9,808	$9,736	$26,839	$27,669
Gross margin	75%	80%	74%	77%
Operating income (loss) (1)	$(4,666)	$2,160	$(17,820)	$2,823

Security Solutions
Revenue	$45,826	$44,947	$135,752	$126,429
Gross profit	$30,861	$28,695	$87,410	$82,946
Gross margin	67%	64%	64%	66%
Operating income (2)	$15,673	$5,711	$39,827	$21,399

Total Company:
Revenue	$58,838	$57,147	$172,178	$162,384
Gross profit	$40,669	$38,431	$114,249	$110,615
Gross margin	69%	67%	66%	68%

Statements of Operations reconciliation:
Segment operating income	$11,007	$7,871	$22,007	$24,222
Corporate operating expenses not allocated at the segment level	15,801	13,496	52,695	47,328
Operating loss	$(4,794)	$(5,625)	$(30,688)	$(23,106)
Interest income, net	587	179	1,675	197
Other income (expense), net	353	(1,155)	342	13,817
Loss before income taxes	$(3,854)	$(6,601)	$(28,671)	$(9,092)
(1) Security Solutions gross profit includes $1.6 million of inventory impairments related to discontinuation of investments in our Digipass CX product for the nine months ended September 30, 2023.
(2) Security Solutions operating income includes $1.6 million of inventory impairments and $1.4 million of capitalized software write-offs related to discontinuation of investments in our Digipass CX product for the nine months ended September 30, 2023.
Revenue by major products and services (unaudited):

	Three Months Ended September 30,
	2023		2022
	Digital Agreements	Security Solutions	Digital Agreements	Security Solutions
(In thousands)
Subscription	$11,807	$14,378	$10,321	$11,941
Maintenance and support	995	11,276	1,693	11,158
Professional services and other (1)	210	1,333	186	2,034
Hardware products	—	18,839	—	19,814
Total Revenue	$13,012	$45,826	$12,200	$44,947

	Nine Months Ended September 30,
	2023		2022
	Digital Agreements	Security Solutions	Digital Agreements	Security Solutions
(In thousands)
Subscription	$32,641	$46,485	$30,728	$34,632
Maintenance and support	3,121	31,914	4,453	32,522
Professional services and other (1)	664	4,002	774	5,327
Hardware products	—	53,351	—	53,948
Total Revenue	$36,426	$135,752	$35,955	$126,429
(1)Professional services and other includes perpetual software licenses revenue, which was less than 2% of total revenue for the three and nine months ended September 30, 2023, respectively, and less than 3% of total revenue for the three and nine months ended September 30, 2022, respectively.
Non-GAAP Financial Measures
We report financial results in accordance with GAAP. We also evaluate our performance using certain Non-GAAP financial metrics, namely Adjusted EBITDA, Non-GAAP Net Income (Loss) and Non-GAAP Diluted Net Income (Loss) Per Share. Our management believes that these measures, when taken together with the corresponding GAAP financial metrics, provide useful supplemental information regarding the performance of our business, as further discussed in the descriptions of each of these Non-GAAP metrics below.
These Non-GAAP financial measures are not measures of performance under GAAP and should not be considered in isolation or as alternatives or substitutes for the most directly comparable financial measures calculated in accordance with GAAP. While we believe that these Non-GAAP financial measures are useful for the purposes described below, they have limitations associated with their use, since they exclude items that may have a material impact on our reported results and may be different from similar measures used by other companies. Additional information about the Non-GAAP financial measures and reconciliations to their most directly comparable GAAP financial measures appear below.

Adjusted EBITDA

We define Adjusted EBITDA as net income (loss) before interest, taxes, depreciation, amortization, long-term incentive compensation, restructuring and other related charges, and certain non-recurring items, including acquisition related costs, lease exit costs, rebranding costs, and non-routine shareholder matters. We use Adjusted EBITDA as a simplified measure of performance for use in communicating our performance to investors and analysts and for comparisons to other companies within our industry. As a performance measure, we believe that Adjusted EBITDA presents a view of our operating results that is most closely related to serving our customers. By excluding interest, taxes, depreciation, amortization, long-term incentive compensation, impairment of intangible assets, restructuring costs, and certain other non-recurring items, we are able to evaluate performance without considering decisions that, in most cases, are not directly related to meeting our customers’ requirements and were either made in prior periods (e.g., depreciation, amortization, long-term incentive compensation, non-routine shareholder matters), deal with the structure or financing of the business (e.g., interest, one-time strategic action costs, restructuring costs, impairment charges) or reflect the application of regulations that are outside of the control of our management team (e.g., taxes). In addition, removing the impact of these items helps us compare our core business performance with that of our competitors.

Reconciliation of Net Income (Loss) to Adjusted EBITDA
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Net loss	$(4,133)	$(7,201)	$(30,240)	$(11,337)
Interest income, net	(587)	(179)	(1,675)	(197)
Provision for income taxes	279	600	1,569	2,245
Depreciation and amortization of intangible assets (1)	1,689	1,648	4,524	5,691
Long-term incentive compensation (2)	1,932	3,114	10,426	5,615
Restructuring and other related charges	6,524	6,481	13,076	11,828
Other non-recurring items (3)	599	50	3,160	(10,632)
Adjusted EBITDA	$6,303	$4,513	$840	$3,213

(1) Includes cost of sales depreciation and amortization expense directly related to delivering cloud subscription revenue of $0.4 million and $0.7 million for the three and nine months ended September 30, 2023, respectively, and $0 for the three and nine months ended September 30, 2022. Costs are recorded in “Services and other cost of goods sold” on the condensed consolidated statements of operations.
(2) Long-term incentive compensation includes immaterial expense for cash incentive grants awarded to employees located in jurisdictions where we do not issue stock-based compensation due to tax, regulatory or similar reasons. The expense associated with these cash incentive grants was $0.1 million and $0.2 million for the three months ended September 30, 2023 and 2022, respectively, and $0.2 million and $0.1 million for the nine months ended September 30, 2023 and 2022, respectively.
(3) For the three months ended September 30, 2023, other non-recurring items consist of $0.6 million of fees related to non-recurring projects.

For the three months ended September 30, 2022, other non-recurring items consist of $0.1 million of outside services related to our strategic action plan.

For the nine months ended September 30, 2023, other non-recurring items consist of $1.6 million of inventory impairment charges and $1.6 million of fees related to non-recurring projects and our acquisition of ProvenDB.

For the nine months ended September 30, 2022, other non-recurring items include a $(14.8) million non-operating gain on sale of our investment in Promon and $4.2 million of outside services related to our strategic action plan.

Non-GAAP Net Income (Loss) and Non-GAAP Diluted Net Income (Loss) Per Share
We define Non-GAAP Net Income (Loss) and Non-GAAP Diluted Net Income (Loss) Per Share as net income (loss) or diluted net income (loss) per share, as applicable, before the consideration of long-term incentive compensation expenses, the amortization of intangible assets, impairment of intangible assets, restructuring costs, and certain other non- recurring items. We use these measures to assess the impact of our performance excluding items that can significantly impact the comparison of our results between periods and the comparison to competitor results.
We exclude long-term incentive compensation expense because our long-term incentives generally reflect the use of restricted stock unit grants or cash incentive grants, including incentives directly tied to the performance of the business, while other companies may use different forms of incentives that have different cost impacts, which makes comparison difficult. We exclude amortization of intangible assets as we believe the amount of such expense in any given period may not be correlated directly to the performance of the business operations and that such expenses can vary significantly between periods as a result of new acquisitions, the full amortization of previously acquired intangible assets, or the write down of such assets due to an impairment event. However, intangible assets contribute to current and future revenue, and related amortization expense will recur in future periods until expired or written down.
We also exclude certain non-recurring items including one-time strategic action costs and non-recurring shareholder matters, as these items are unrelated to the operations of our core business. By excluding these items, we are better able to compare the operating results of our underlying core business from one reporting period to the next.

We make a tax adjustment based on the above adjustments resulting in an effective tax rate on a Non-GAAP basis, which may differ from the GAAP tax rate. We believe the effective tax rates we use in the adjustment are reasonable estimates of the overall tax rates for the Company under its global operating structure.
Reconciliation of Net Income (Loss) to Non-GAAP Net Loss
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Net loss	$(4,133)	$(7,201)	$(30,240)	$(11,337)
Long-term incentive compensation (1)	1,932	3,114	10,426	5,615
Amortization of intangible assets (2)	583	956	1,749	3,555
Restructuring and other related charges	6,524	6,481	13,076	11,828
Other non-recurring items (3)	599	50	3,160	(10,632)
Tax impact of adjustments (4)	(1,928)	(2,120)	(5,682)	(2,073)
Non-GAAP net income (loss)	$3,577	$1,280	$(7,511)	$(3,044)

Non-GAAP net income (loss) per share	$0.09	$0.03	$(0.19)	$(0.08)

Shares	40,999	39,856	40,529	39,801
(1) Long-term incentive compensation includes immaterial expense for cash incentive grants awarded to employees located in jurisdictions where we do not issue stock-based compensation due to tax, regulatory or similar reasons. The expense associated with these cash incentive grants was $0.1 million and $0.2 million for the three months ended September 30, 2023 and 2022, respectively, and $0.2 million and $0.1 million for the nine months ended September 30, 2023 and 2022, respectively.
(2) Includes cost of sales amortization expense directly related to delivering cloud subscription revenue of $0.1 million and $0.3 million for the three and nine months ended September 30, 2023, respectively, and $0 for the three and nine months ended September 30, 2022. Costs are recorded in “Services and other cost of goods sold” on the condensed consolidated statements of operations.
(3) See the footnotes to the Reconciliation of Net Income (Loss) to Adjusted EBITDA for a description of the components of other non-recurring items for each period presented.

(4) The tax impact of adjustments is calculated as 20% of the adjustments in all periods.

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Investor Contact:
Joe Maxa
Vice President of Investor Relations
+1-312-766-4009
joe.maxa@onespan.com